Exhibit 99.1

Harland News Release                                    John H. Harland Company
                                              PO Box 105250, Atlanta, GA  30348
                                                                 (770) 981-9460
                                                                www.harland.net

For More Information, Contact:

Investors
Henry R. Bond
Treasurer and Vice President, Investor Relations
770-593-5697
hbond@harland.net

Media
John Pensec
Vice President, Corporate Communications and Community Relations
770-593-5443
jpensec@harland.net



                  HARLAND REPORTS STRONG FIRST-QUARTER RESULTS

                   Net Income Increases 32.4% Over Prior Year

ATLANTA (May 10, 2005) - John H. Harland Company (NYSE: JH) today reported strong results for the first quarter of 2005.

Consolidated net income for the quarter was $17.3 million, an increase of 32.4% from $13.1 million for the same period in 2004. Diluted earnings per share were $0.62, an increase of 34.8% from 2004 first-quarter diluted earnings per share of $0.46. Consolidated sales were $215.8 million, a 13.3% increase from $190.6 million in the first quarter of 2004.

"Each of our segments posted year-over-year increases in sales and pre-tax income in the first quarter," said Timothy C. Tuff, chairman and chief executive officer of Harland. "With our continued progress in implementing our strategy and our pending acquisition of Liberty Enterprises, we expect to be selling one or more products to more than half of all financial institutions in the country in the near future."

Segment Reporting

Harland reports results for three business segments: Printed Products, Software and Services and Scantron.

Sales for the quarter from the Printed Products segment were $140.4 million, a 16.6% increase from the $120.4 million reported for the same period in 2004. Segment income from Printed Products was $24.8 million for the quarter, a 39.5% increase from $17.8 million in the first quarter of 2004.

"Printed Products had a solid quarter, with all parts of the business growing year-over-year," said Tuff. "Check volumes increased substantially in the first quarter, which contributed to the significant increase in segment income for the quarter. We are also realizing the benefits of the Printed Products reorganization completed in the third quarter of 2004."

Software and Services sales for the quarter were $47.6 million, a 6.4% increase from the $44.8 million reported for the same period in 2004. Segment income from Software and Services was $4.9 million, a 23.3% increase from $4.0 million in the first quarter of 2004.

"We continue to expand our core processing business and now offer core processing solutions for community banks, credit unions and thrifts on both an in-house and service bureau basis," said Tuff. "With the addition of Phoenix in the fourth quarter of last year and the recent acquisition of Intrieve, we now serve more than 1,300 core processing customers."

Scantron's sales for the quarter were $28.2 million, an 8.9% increase from the $25.9 million reported for the same period in 2004. Segment income from Scantron was $6.6 million, a 4.7% increase from $6.3 million in the first quarter of 2004.

"For the third consecutive quarter, sales in each of Scantron's three businesses increased," said Tuff. "Our traditional products continue to perform well, and we introduced a new imaging software product early in the quarter."

The company expects second quarter results to be in the range of $0.58 to $0.63 per diluted share. For the full year, the company expects earnings to be in the range of $2.55 to $2.60 per diluted share, which now reflects the deferral of stock option expensing under FAS123R until 2006.

Harland will hold a conference call May 11, 2005 at 10:00 a.m. EDT to discuss the results of the quarter and the outlook for the remainder of the year. Interested parties may listen in by accessing a live webcast in the investor relations section of Harland's Web site at www.harland.net. The live conference call can also be accessed by calling 1-719-457-2661 and using the access code #1514224.

A replay of the conference call will be available in the investor relations section of Harland's Web site (www.harland.net) beginning approximately two hours after the call. The rebroadcast will also be available until May 18 via telephone by calling 1-719-457-0820 and using the access code #1514224.

The company has posted quarterly segment information dating back to 2002. The segment information can be found in the investor relations section of the company's Web site at www.harland.net under News and Publications.

                                       ###

About Harland
Atlanta-based John H. Harland Company (NYSE: JH) (http://www.harland.net) is a leading provider of software and printed products to the financial and educational markets. Harland Financial Solutions, Inc., a wholly owned subsidiary (http://www.harlandfinancialsolutions.com), supplies software and services, including customer relationship management, deposit and loan origination, core systems and mortgage services to thousands of financial institutions of all sizes. Harland's printed products offerings include checks, direct marketing and financial forms. Scantron Corporation (http://www.scantron.com), a wholly owned subsidiary, is a leading provider of both paper and electronic-based services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

RISK FACTORS AND CAUTIONARY STATEMENTS
This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of John H. Harland Company and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that the actual results may differ materially from those contemplated by such forward-looking statements. Such differences could be material and adverse.

Many variables will impact the ability to achieve sales levels, improve service quality, achieve production efficiencies and reduce expenses in Printed Products. These include, but are not limited to, the successful implementation of major new accounts and the continuing upgrade of our customer care infrastructure and systems used in the Company's manufacturing, sales, marketing, customer service and call center operations.

Several factors outside the Company's control could negatively impact check revenues. These include the continuing expansion of alternative payment systems such as credit cards, debit cards and other forms of electronic commerce or online payment systems. Check revenues may continue to be adversely affected by continued consolidation of financial institutions, competitive check pricing including up-front contract incentive payments, and the impact of governmental laws and regulations. There can be no assurances that the Company will not lose additional customers or that any such loss could be offset by the addition of new customers.

While the Company believes growth opportunities exist in the Software and Services segment, there can be no assurances that the Company will achieve its revenue or earnings growth targets. The Company believes there are many risk factors inherent in its software business, including but not limited to the retention of employee talent and customers. Also, variables exist in the development of new software products, including the timing and costs of the development effort, product performance, functionality, product acceptance, competition, the Company's ability to integrate acquired companies, and general changes in economic conditions or U.S. financial markets.

Several factors outside of the Company's control could affect results in the Scantron segment. These include the rate of adoption of new electronic data collection, testing and assessment methods, which could negatively impact current forms, scanner sales and related service revenue. The Company continues to develop products and services that it believes offer state-of-the-art electronic data collection, testing and assessment solutions. However, variables exist in the development of new testing methods and technologies, including the timing and costs of the development effort, product performance, functionality, market acceptance, adoption rates, competition, and the funding of education at the federal, state and local level, all of which could have an impact on the Company's business.

Reference should be made to the Risk Factors and Cautionary Statements section of Harland's Form 10-K and Form 10-Q for additional information. Harland undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.


                             John H. Harland Company
                     Financial Highlights - 1st Quarter 2005
                   Condensed Statements of Income (Unaudited)
                                   (in 000's)

                                              Three Months ended
                                           April 1,        March 26
                                             2005            2004        %
----------------------------------------------------------------------------
Sales                                     $ 215,847       $ 190,576     13.3%
Cost of sales                               111,124         101,359      9.6%
  Pct of Sales                                51.5%           53.2%
                                          ----------      ----------
Gross profit                                104,723          89,217     17.4%
  Pct of Sales                                48.5%           46.8%
Selling, general and administrative
  expenses                                   74,653          70,062      6.6%
  Pct of Sales                                34.6%           36.8%
(Gain) loss on disposal of assets                10          (3,608)  -100.3%
  Pct of Sales                                 0.0%           -1.9%
Amortization of intangibles                     999             907     10.1%
  Pct of Sales                                 0.5%            0.5%
                                          ----------      ----------
Operating Income                             29,061          21,856     33.0%
  Pct of Sales                                13.5%           11.5%
Other Income (Expense):
  Interest expense                           (1,176)         (1,124)     4.6%
    Pct of Sales                              -0.5%           -0.6%
  Other - net                                    (8)            153   -105.2%
    Pct of Sales                               0.0%            0.1%
                                          ----------      ----------
Income before Income Taxes                   27,877          20,885     33.5%
  Pct of Sales                                12.9%           11.0%
Income taxes                                 10,593           7,832     35.3%
  Pct of Sales                                 4.9%            4.1%
                                          ----------      ----------
Net Income                                $  17,284       $  13,053     32.4%
                                          ==========      ==========
  Pct of Sales                                 8.0%            6.8%
  Effective Tax Rate                          38.0%           37.5%

Earnings per Share
   Basic                                  $    0.64       $    0.48     33.3%
   Diluted                                $    0.62       $    0.46     34.8%
Weighted Average Shares (000)
   Basic                                     26,962          27,437     -1.7%
   Diluted                                   27,841          28,239     -1.4%
Shares O/S at end of period (000)            27,458          27,707     -0.9%
Return on Equity                              24.3%           19.9%      4.4 pct pts
Depreciation and Amortization (000)       $  18,621       $  17,371      7.2%
Capital Expenditures (000)                $   5,206       $   5,550     -6.2%
Number of Employees
 (includes temporary employees)               4,855           4,850      0.1%

Segment Information

Printed Products
  Sales                                   $ 140,448       $ 120,419     16.6%
  Depreciation & Amortization             $  14,917       $  13,088     14.0%
  Segment Income                          $  24,827       $  17,792     39.5%
Software and Services
  Sales                                   $  47,620       $  44,763      6.4%
  Depreciation & Amortization             $   2,605       $   3,058    -14.8%
  Segment Income                          $   4,944       $   4,011     23.3%
Scantron
  Sales                                   $  28,214       $  25,913      8.9%
  Depreciation & Amortization             $     957       $   1,050     -8.9%
  Segment Income                          $   6,595       $   6,300      4.7%
Corporate and Eliminations
  Sales                                   $    (435)      $    (519)   -16.2%
  Depreciation & Amortization             $     142       $     175    -18.9%
  Segment Income (Loss)                   $  (8,489)      $  (7,218)    17.6%

Segment income (loss) is defined as income before income taxes.


                             John H. Harland Company
                     Financial Highlights - 1st Quarter 2005
                 Condensed Statements of Cash Flows (Unaudited)
                                   (in 000's)

                                                      Three Months ended
                                                   April 1,       March 26,
                                                     2005            2004
-----------------------------------------------------------------------------
Operating Activities:
Net income                                        $ 17,284        $ 13,053
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization                     18,621          17,371
Contract payments                                  (16,800)         (6,443)
All other                                           (4,031)         (9,492)
                                                  ---------       ---------
Net cash provided by operating activities           15,074          14,489
                                                  ---------       ---------

Investing Activities:
Purchases of property, plant and equipment          (5,206)         (5,550)
All other                                             (207)          5,323
                                                  ---------       ---------
Net cash (used in) investing activities             (5,413)           (227)
                                                  ---------       ---------

Financing Activities:
Repurchases of stock                                    -           (3,171)
Long-term debt - net                                (7,549)            (88)
All other                                              626             960
                                                  ---------       ---------
Net cash (used in) financing activities             (6,923)         (2,299)
                                                  ---------       ---------
Increase in cash and cash equivalents                2,738          11,963
Cash and cash equivalents at beginning of period     9,214           8,525
                                                  ---------       ---------
Cash and cash equivalents at end of period        $ 11,952        $ 20,488
                                                  =========       =========